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                                                                 Exhibit (h)(16)

                             GOLDMAN, SACHS & CO.

                        Fee Information for Services as
                 Plan, Transfer and Dividend Disbursing Agent

                              GOLDMAN SACHS TRUST
                                 On behalf of
              All Funds Other Than ILA and FST Money Market Funds



     For the services provided and the expenses assumed by Goldman, Sachs & Co. pursuant to the Transfer Agency Agreements with respect to all Funds of Goldman Sachs Trust (the "Trust") other than the Institutional Liquid Assets and Financial Square Money Market Funds, the Trust shall pay to Goldman, Sachs & Co. as full compensation therefor a fee payable monthly at the respective annual rates of .19% of the average daily net asset value of each Fund's Class A, Class B and Class C Shares and .04% of the average daily net asset value of each Fund's outstanding Institutional, Administration and Service Shares. These fees shall be reduced by the amount of the expenses borne by the Funds pursuant to the next paragraph.

     Each Fund shall bear all expenses properly incurred by the Fund and by Goldman, Sachs & Co. in connection with the performance of its duties under the Transfer Agency Agreement with respect to such Fund, including the expenses referred to in paragraph 6.02 thereof, provided that the expenses so borne by each class of Shares may not exceed the monthly fee payable by such class at the annual rate stated in the preceding paragraph. All expenses that exceed such annual rate payable by a class of shares as described in the preceding paragraph shall be borne by Goldman, Sachs & Co., including the expenses referred to in paragraph 6.02 thereof.



Goldman, Sachs & Co.                    Goldman Sachs Trust

By:  /s/ John McNulty                   By:/s/ James A. Fitzpatrick
    --------------------------             -----------------------------
    (Authorized Officer)                   (Authorized Officer)


Date:  March 2, 2001                    Date: March 14. 2001